                                                                  EXHIBIT 99.14

________________________________________________________________________________


                                CREDIT AGREEMENT


                           Dated as of March 26, 1996


                                     Among


                       WATTENBERG RESOURCES LAND, L.L.C.
                                as the Company,

                                      and

                         THE CHASE MANHATTAN BANK, N.A.
                                    as Agent

                                      and

                           THE BANKS SIGNATORY HERETO


________________________________________________________________________________
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                               TABLE OF CONTENTS

                                                                                                                     Page
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

Section 1.  Definitions and Accounting Matters
                 1.01  Terms Defined Above  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.02  Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.03  Accounting Terms and Determinations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Section 2.  Commitments
                 2.01  Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 2.02  Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 2.03  Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 2.04  Several Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 2.05  Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 2.06  Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 2.07  Continuation Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 2.08  Conversion Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Section 3.  Payments of Principal and Interest
                 3.01  Repayment of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.02  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Section 4.  Payments; Pro Rata Treatment; Commutations; Etc.
                 4.01  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.02  Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 4.03  Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 4.04  Non-receipt of Funds by the Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 4.05  Sharing of Payments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 4.06  Disposition of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Section 5.  Yield Protection and Illegality
                 5.01  Additional Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.02  Limitation on Eurodollar Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.03  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.04  Base Rate Loans Pursuant to Sections 5.01, 5.02 and 5.03 . . . . . . . . . . . . . . . . . . .  18
                 5.05  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

Section 6.  Conditions Precedent
                 6.01  Initial Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 6.02  Additional Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Section 7.  Representations and Warranties
                 7.01  Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 7.02  Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 7.03  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 7.04  No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21





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
                 7.05  Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 7.06  Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 7.07  Use of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 7.08  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 7.09  Titles, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 7.10  No Material Misstatements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 7.11  Investment Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 7.12  Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 7.13  Location of Business and Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 7.14  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 7.15  Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 7.16  Compliance with the Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 7.17  Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

Section 8.  Affirmative Covenants
                 8.01  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 8.02  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 8.03  Corporate Existence, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 8.04  Reserve Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 8.05  Mortgaged Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 8.06  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 8.07  Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 8.08  Hedging Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 8.09  Use of Cash Flow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

Section 9.  Negative Covenants
                 9.01  Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 9.02  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 9.03  Investments, Loans and Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 9.04  Dividends, Distributions and Redemptions . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 9.05  Sales and Leasebacks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 9.06  Nature of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 9.07  Limitation on Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 9.08  Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 9.09  Proceeds of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 9.10  ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 9.11  Sale or Discount of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 9.12  Sale of Oil and Gas Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 9.13  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 9.14  Subsidiaries and Partnerships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 9.15  Hydrocarbon Sales Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 9.16  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 9.17  Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 9.18  Operative Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.19  Address  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.20        Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





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
Section 10.  Events of Default; Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Section 11.  The Agent
                 11.01  Appointment, Powers and Immunities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 11.02  Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 11.03  Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 11.04  Rights as a Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 11.05  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 11.06  Non-Reliance on Agent and other Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 11.07  Failure to Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 11.08  Resignation or Removal of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

Section 12.  Miscellaneous
                 12.01  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 12.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 12.03  Payment of Expenses, Indemnities, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 12.04  Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 12.05  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 12.06  Assignments and Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 12.07  Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 12.08  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 12.09  References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 12.10  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 12.11  Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 12.12  No Oral Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 12.13  Governing Law; Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 12.14  Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 12.15  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 12.16  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 12.17  Copies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 12.18  No Recourse to Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44





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Exhibit A               -         Form of Note
Exhibit B               -         List of Commitments
Exhibit C               -         Form of Assignment Agreement
Exhibit D               -         List of Security Instruments

Schedule 1              -         Installments

        THIS CREDIT AGREEMENT (as the same may be amended or supplemented from time to time, the "Agreement") dated as of March 26, 1996 is among: WATTENBERG RESOURCES LAND, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware, (the "Company"); each of the banks that is a party hereto or becomes a party hereto as provided in Section
12.06 (individually together with its successors and assigns, a "Bank" and, collectively together with their successors and assigns, the "Banks"); and THE CHASE MANHATTAN BANK, N.A., as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

                                    RECITALS

        A. The Company has requested that the Banks provide a loan for the purpose of refinancing a loan assumed by the Company in acquiring certain oil and gas properties;

        B. The Banks have agreed to make such loan subject to the terms and conditions of this Agreement.

        C. In consideration of the mutual covenants and agreements herein contained and of the loans hereinafter referred to, the parties hereto agree as follows:

        Section 1.  Definitions and Accounting Matters.

                 1.01 Terms Defined Above. As used in this Agreement, the terms "Agent", "Agreement" "Bank", "Banks", and "Company" shall have the meanings indicated above.

                 1.02 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

                 "Additional Costs" shall have the meaning assigned to that term in Section 5.01(a).

                 "Advance Notice" shall mean in connection with any borrowing, continuation or conversion of any Loan the written notice to be received by the Agent not later than 12:00 noon New York time not less than two Business Days for Base Rate Loans and three Business Days for Eurodollar Loans before the requested date of the borrowing, conversion or continuation, and when any Eurodollar Loan is involved in a continuation or conversion request the time period shall always be 3 Business Days.

                 "Affected Loans" shall have the meaning assigned to that term in Section 5.04.

                 "Affiliate" of any person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person and (ii) any director or officer of such first Person or of any Person referred to in clause (i) above.

                 "Applicable Lending Office" shall mean, for each Bank and for each type of Loan, the lending office of such Bank (or an affiliate of such Bank) designated for such type of Loan on the signature pages hereof or such other offices of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Company as the office by which its Loans of such type are to be made and maintained.

                 "Applicable Margin" shall mean (i) with respect to Base Rate Loans, 1/2% per annum through 1996 and 3/4% per annum thereafter and
        (ii) with respect to Eurodollar Loans, 1 1/2% per annum through 1996 and 1 3/4% per annum thereafter.

                 "Assignment" shall mean the Assignment of Oil and Gas Leases with Reservation of Production Payment and Reversion Interest dated effective as of March 31, 1996 from HSR to the Company.

                 "Base Rate" shall mean, with respect to any Loan, for any day, the higher of (a) the highest Federal Funds Rate for such day plus 1/2 of 1% or (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

                 "Base Rate Loans" shall mean Loans which bear interest at rates based upon the Base Rate.

                 "Budget" shall have the meaning assigned in Section 8.01(g).

                 "Business Day" shall mean any day on which commercial banks are not authorized or required to close in New York City and when used in connection with Eurodollar Loans shall exclude any day that the London interbank market is closed.

                 "Chase" shall mean The Chase Manhattan Bank, N.A.

                 "Closing Date" shall mean March 26, 1996.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended and any successor statute.

                 "Company Agreement" shall mean the Limited Liability Company Agreement of the Company.

                 "Debt" shall mean, for any Person the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, (other than for borrowed money) arising in the ordinary course of business of such Person; (d) all obligations under leases which shall have been, or should have been, in accordance with GAAP in effect on the date of this Agreement, recorded as capital leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; (e) all Debt and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (f) all Debt and other obligations of others guaranteed by such Person; (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of other Persons; (h) with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including without limitation obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment) or with respect to other obligations to deliver goods or services in consideration of advance payments therefor; (i) the marked to market value of all obligations arising under Hedging Agreements; (j) obligations arising with respect to letters of credit or applications or reimbursement agreements therefor; and (k) obligations or commitments by a Person to purchase or redeem its equity, warrants or options or similar securities.

                 "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

                 "Dollars" and shall mean lawful money of the United States of America.

                 "Effective Date" shall mean March 29, 1996.

                 "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which the Company is conducting or at any time has conducted business, or where any Property of the Company is located, or where any hazardous substances generated by or disposed of by the Company are located, including without limitation, the Oil Pollution Act of 1990 ("OPA"), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and other environmental conservation or protection laws. The terms "hazardous substance," "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA and the term "oil" shall have the meaning specified in OPA; provided, however, in the event either CERCLA, RCRA or OPA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment with respect to all provisions of this Agreement other than Section 7 hereof, and provided further that, to the extent the laws of the state in which any Property of the Company is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA, RCRA, or OPA such broader meaning shall apply.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

                 "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company or any Subsidiary would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

                 "ERISA Event" shall mean (i) a "Reportable Event" described in
        Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Company or any ERISA Affiliate from a plan during a plan year in which it was a "substantial employer" as defined in
        Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any plan.

                 "Eurodollar Loans" shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of "Fixed Base Rate" in this Section 1.02.

                 "Evaluated Properties" shall have the meaning assigned to that term in Section 8.04(b).

                 "Event of Default" shall have the meaning assigned to that term in Section 10.

                 "Excepted Liens" shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which appropriate reserves have been maintained; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which appropriate reserves have been maintained; (iii) operator's, vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties and statutory landlord's liens in respect of obligations none of which shall have been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been maintained; (iv) any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Company or materially impair the value of such Property subject thereto; and (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Company for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Company or materially impair the value of such Property subject thereto.

                 "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with a member of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Chase on such day on such transactions as determined by the Agent.

                 "Fee Letter" shall mean the letter from Chase to the Company dated March 26, 1996, concerning certain fees in connection with this Agreement.

                 "Fixed Base Rate" shall mean, with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by Chase at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such Loan for the offering by Chase to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loan to be made by the Banks for such Interest Period.

                 "Fixed Rate" shall mean, for any Eurodollar Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the Fixed Base Rate for such Loan for the Interest Period for such Loan divided by 1 minus the Reserve Requirement for such Loan for such Interest Period.


                 "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

                 "Governmental Authority" shall include the United States, the state, county, city and political subdivisions in which any Property of the Company is located or which exercises valid jurisdiction over any such Property, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises valid jurisdiction over any such Property.

                 "Governmental Requirement" shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, without limitation,

        Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any (domestic or foreign) federal, state, county, municipal or other government, department, commission, board, court, agency or any other instrumentality of any of them.

                 "Hedging Agreements" shall mean any commodity, interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement or other exchange or rate protection agreements or any option with respect to any such transaction.

                 "Highest Lawful Rate" shall mean, with respect to each Bank, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

                 "HSR" shall mean HS Resources, Inc., a Delaware Corporation.

                 "HSR Credit Agreement" shall mean the Credit Agreement dated as of July 15, 1994, among HSR, Chase, as Agent, and the Banks party thereto, as the same may be amended, modified or restated from time to time.

                 "Hydrocarbon Interests" shall mean all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interest and production payment interests, including any reserved or residual interest of whatever nature.

                 "Hydrocarbons" shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

                 "Indebtedness" shall mean any and all amounts owing or to be owing by the Company to the Banks in connection with the Notes or any Security Instrument, including this Agreement, and all renewals, extensions and/or rearrangements thereof.

                 "Indemnity Matters" shall have the meaning assigned to that term in Section 12.03(c).

                 "Initial Loans" shall mean the Loans made pursuant to Section
        2.01 on the Effective Date.

                 "Interest Period" shall mean with respect to any Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in Section 2.02 (or such longer period as may be requested by the Company and agreed to by the Majority Banks), except that each Interest

        Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

                 "Liens" shall mean, with respect to any asset, any mortgage, lien, pledge, charge (including, without limitation, production payments and the like payable out of Oil and Gas Properties), security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                 "Loan Documents" shall mean this Agreement, the Note, the Security Instruments, and any Hedging Agreement between the Company and any Bank.

                 "Loans" shall mean Base Rate Loans or Eurodollar Loans or any or all of them.

                 "Majority Banks" shall mean, at any time, Banks holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Bank of a participation in any Loan under Section 12.06(b)).

                 "Management Agreement" means the Management Agreement dated effective March 29, 1996, between the Company and HSR, and any amendments thereto permitted hereunder.

                 "Material Adverse Effect" shall mean any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, affairs or circumstances of the Company from the facts represented or warranted in this Agreement or any other Security Instrument, or (ii) the ability of the Company to carry out its business as at the date of this Agreement or as proposed at the date of this Agreement to be conducted or meet its obligations under the Notes, this Agreement or the other Security Instruments on a timely basis.

                 "Mortgaged Property" shall mean the Property owned by or in which the Company owns an undivided interest and which is subject to the Liens, privileges, priorities and security interests existing and to exist under the terms of the Security Instruments.

                 "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

                 "Notes" shall mean the promissory notes of the Company provided for in Section 2.06 and being in the form of Exhibit A hereto, together with any and all renewals, extensions for any period, increases, rearrangements, substitutions or modifications thereof.

                 "Oil and Gas Properties" shall mean Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental body or agency having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

                 "Operative Documents" shall mean the Loan Documents, the Purchase and Sale Agreement, the Assignment, the Management Agreement, the Option, and any other documents executed in connection with any such documents.

                 "Option" shall mean the Option to Purchase Oil and Gas Interests dated effective March 29, 1996, between the Company and HSR and any amendments thereto permitted hereunder.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any successor thereto.

                 "Percentage Share" shall mean the percentage of the Loans outstanding by a Bank under this Agreement.

                 "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

                 "Plan" shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Company, any Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date of this Agreement, sponsored, maintained or contributed to, by the Company, any Subsidiary or an ERISA Affiliate.

                 "Post-Default Rate" shall mean, in respect of any principal of any Loan or any other amount payable by the Company under this Agreement, the Security Instruments, any Note which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to 2% per annum above the Base Rate as in effect from time to time plus the Applicable Margin (if any), but in no event to exceed the Highest Lawful Rate (provided that, if such amount in default is principal of a Eurodollar Loan and the due date is a day other than the last day of the Interest Period therefor, the "Post-Default Rate" for such principal shall be, for the period commencing on the due date and ending on the last day of the Interest Period therefor, 2% per annum above the interest rate for such Loan as provided in Section 3.02(b), but in no event to exceed the Highest Lawful Rate, and thereafter, the rate provided for above in this definition).

                 "Prime Rate" shall mean the rate of interest from time to time announced publicly by Chase at the Principal Office as its prime commercial lending rate. Such rate is set by Chase as a general reference rate of interest, taking into account such factors as Chase may deem appropriate, it being understood that many of Chase's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Chase may make various commercial or other loans at rates of interest having no relationship to such rate.

                 "Principal Office" shall mean the principal office of the Agent, presently located at 1 Chase Manhattan Plaza, New York, New York 10005.

                 "Production Payment" shall mean the Production Payment reserved by HSR in the Assignment, and any amendments thereto permitted hereunder.

                 "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                 "Proved Reserves" shall mean collectively, proved oil and gas reserves, proved developed oil and gas reserves and proved undeveloped oil and gas reserves, as such terms are defined by the Securities and Exchange Commission under its standards and guidelines.

                 "Purchase and Sale Agreement" shall mean the Purchase and Sale Agreement between HSR and the Company dated effective March 29, 1996.

                 "Quarterly Dates" shall mean the last day of each March, June, September and December in each year, the first of which shall be June 30, 1996.

                 "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

                 "Regulatory Change" shall mean, with respect to any Bank, any change after the date of this Agreement in United States Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including such Bank or its Applicable Lending Office) of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                 "Reporting Date" shall have the meaning assigned to it in
        Section 8.04(a).

                 "Required Payment" shall have the meaning assigned to that term in Section 4.04.

                 "Requirement of Law" shall mean as to any Person, the certificate of incorporation and by-laws, partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                 "Reserve Report" shall have the meaning assigned to that term in Section 8.04(a).

                 "Reserve Requirement" shall mean, for any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Fixed Base Rate for Eurodollar Loans is to be determined as provided in the definition of "Fixed Base Rate" in this Section 1.02 or (ii) any category of extensions of credit or other assets which include a Eurodollar Loan.

                 "Responsible Officer" shall mean as to any Person, the Chief Executive Officer, the President or any Vice President of such Person or, with respect to financial matters, the Chief Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of HSR acting on behalf of the Company pursuant to the Management Agreement.

                 "Security Instruments" shall mean this Agreement, the Fee Letter, the agreements or instruments described or referred to in Exhibit D, and any and all other agreements or instruments now or hereafter executed and delivered by the Company or any other Person (other than participation or similar agreements between any Bank and any other bank or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of, the Notes or this Agreement, as such agreements may be amended or supplemented from time to time.

                 "Subordinated Note" shall mean the Subordinated Promissory Note of even date herewith from the Company to HSR in the original principal amount of $750,000.

                 "Subsidiary" shall mean any corporation of which at least 50% of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or one or more of the Subsidiaries or by the Company and one or more of the Subsidiaries. "Wholly-Owned Subsidiary" shall mean any such corporation of which all of such shares, other than directors, qualifying shares, are so owned or controlled.

                 "Termination Date" shall mean March 31, 2004.

                 "Trust" shall mean the WRL Trust, the member of the Company.

                 "Trustee" shall mean Wilmington Trust Company, not in its individual capacity, but solely as trustee of the Trust and any successors in such capacity.

                 "Wilmington" shall mean Wilmington Trust Company in its individual capacity.

                 1.03 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Banks hereunder shall be prepared, in accordance with GAAP as in effect on the date hereof (except for changes concurred with by the Company's independent public accountants).

                 Section 2.  Commitments.

                 2.01  Loans.

                 (a) Each Bank severally agrees, on the terms of this Agreement, to make Loans to the Company on the Effective Date in an aggregate principal amount up to but not exceeding the amount for such Bank set forth under Commitments on Exhibit B; provided, however, that the aggregate principal amount of all such Loans by all Banks hereunder at any one time outstanding shall not exceed $23,500,000. This is a term loan facility and if the Company borrows less than $23,500,000 on the Effective Date, it will have no right to borrow the remaining balance at a later date, and no payments or prepayments of principal may be reborrowed.

                 (b) The Loans may be Base Rate Loans or Eurodollar Loans (each a "type" of Loan), provided that no more than three (3) Eurodollar Loans may be outstanding from any Bank at any time.

                 2.02  Borrowings.

                 (a) The amount and type and Interest Period of the Initial Loans to be made under Section 2.01(a) on the Closing Date are to be set forth in a borrowing request to be delivered at least three Business Days prior to the Closing Date or such shorter period of time as allowed by the Agent.

                 (b) All Base Rate Loan borrowings under clause (a) above shall be in amounts of at least $1,000,000, (or the remaining balance of the Aggregate Commitments, if less), or any whole multiple of $1,000,000 in excess thereof and all Eurodollar Loans resulting from borrowings under clause (a) above shall be in amounts of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof.

                 2.03 Fees. The Company shall pay to Chase for the account of Chase such other fees as are set forth in the Fee Letter on the dates specified therein to the extent not paid prior to the date of this Agreement, or as may be mutually agreed upon in writing by the Company and Chase.

                 2.04 Several Obligations. The failure of any Bank to make any Loan to be made by it on the Closing Date shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank.

                 2.05 Notes. The Loans made by each Bank shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A hereto, dated the date of such Bank's execution of this Agreement or an Assignment Agreement as provided in Section 12.06(e), payable to the order of such Bank in a principal amount equal to its principal amount outstanding on the date of issuance and otherwise duly completed. The date and amount of each Loan made by each Bank, and all payments made on account of the principal thereof, shall be recorded by such Bank on its books for its Note, and, prior to any transfer of its Note, endorsed by such Bank on the schedule attached to such Note or any continuation thereof.

                 2.06  Prepayments.

                 (a) The Company may voluntarily prepay the Base Rate Loans upon not less than one (1) Business Day prior notice to the Agent (which shall promptly notify the Banks), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be at least $1,000,000 or the remaining aggregate principal balance outstanding on the Notes) and shall be irrevocable and effective only upon receipt by the Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date. The Company may not voluntarily prepay any Eurodollar Loan (provided that this sentence shall not affect the Company's obligation to prepay Loans pursuant to Section 2.06(b) or
Section 10 hereof).

                 (b) On each Quarterly Date the Company shall prepay the principal on the Notes as required by Section 9.20.

                 (c)      Prepayments permitted or required under this Section
        2.06 shall be without premium or penalty, except as required by Section
        5.05. Prepayments permitted or required under this Section 2.06 shall be applied to installments on the Notes in the inverse order of their maturity.

                 2.07  Continuation Options.

                 (a) The Company may elect to continue all or any part of any Eurodollar Loan beyond the expiration of the then current Interest Period relating thereto by giving Advance Notice to the Agent of such election, specifying the amount of such Loan to be continued. In the absence of such a timely and proper election, the Company shall be deemed to have elected to convert such Eurodollar Loan to a Base Rate Loan.

                 (b) All or any part of any Eurodollar Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in the principal amount not other than any whole multiples of $1,000,000 and (ii) no Default shall have occurred and be continuing. If a Default shall have occurred and be continuing, each Eurodollar Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.

                 2.08  Conversion Options.

                 (a) The Company may elect to convert any Eurodollar Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving Advance Notice to the Agent of such election.

                 (b) The Company may elect to convert a Base Rate Loan at any time and from time to time to a Eurodollar Loan by giving Advance Notice to the Agent of such election.

                 (c) All or any part of any outstanding Loan may be converted as provided herein, provided that any conversion of any Base Rate Loan into a Eurodollar Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in the principal amount not other than any whole multiples of $1,000,000. If no Default shall have occurred and be continuing, each Loan may be converted as provided in this Section. If a Default shall have occurred and be continuing, no Loan may be converted into a Eurodollar Loan.

                 Section 3.  Payments of Principal and Interest.

                 3.01 Repayment of Loans. The Company will pay to the Agent for the pro rata account of each Bank the principal payment required by this
Section 3.01. On each successive Quarterly Date commencing on the Quarterly Date immediately following the Closing Date, the aggregate principal amount of the Notes shall be payable in installments as provided in Schedule 1 with the aggregate principal amount outstanding on the Notes to be paid in full on or before the Termination Date.

                 3.02 Interest. The Company will pay to the Agent for account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

                 (a) if such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate; and

                 (b) if such Loan is a Eurodollar Loan, for each Interest Period relating thereto, the Fixed Rate for such Loan plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

Notwithstanding the foregoing, the Company will pay to the Agent for the account of each Bank interest at the applicable Post-Default Rate on any principal of any Loan made by such Bank, and (to the fullest extent permitted by law) on any other amount payable by the Company hereunder or under any Note held by such Bank to or for account of such Bank, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full. Accrued interest on each Eurodollar Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months at three-month intervals following the first day of such Interest Period, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any Eurodollar Loan that is converted into a Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted). Interest on Base Rate Loans shall be payable on the Quarterly Dates commencing on June 27, 1996 and at the maturity of the Notes. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall notify the Banks to which such interest is payable and the Company thereof.

                 Section 4.  Payments; Pro Rata Treatment; Commutations; Etc.

                 4.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement and the Notes shall be made in Dollars, in immediately available funds, to the Agent at such account as the Agent shall specify by notice to the Company from time to time, not later than 2:00 p.m. New York time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Each payment received by the Agent under this Agreement or any Note for account of a Bank shall be paid promptly to such Bank, in immediately available funds. If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

                 4.02 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each payment of principal of Loans by the Company shall be made for account of the Banks pro rata in accordance with the respective unpaid principal amount of the Loans held by the Banks and (b) each payment of interest on Loans by the Company shall be made for account of the Banks pro rata in accordance with the amounts of interest due and payable to the respective Banks.

                 4.03 Computations. Interest on Eurodollar Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless such calculation would result in a usurious rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

                 4.04 Non-receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Company prior to the date on which such notifying party is scheduled to make payment to the Agent of (in the case of a Bank) the proceeds of a Loan to be made by it hereunder or (in the case of the Company) a payment to the Agent for account of one or more of the Banks hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Bank or the Company (as the case may be) has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until but excluding the date the Agent recovers such amount at a rate per annum which, for any Bank will be equal to the Federal Funds Rate and for the Company, will be equal to the rate then in effect for such Loan.

                 4.05 Sharing of Payments, Etc. The Company agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Bank may otherwise have, each Bank shall be entitled (after consultation with the Agent), at its option, to offset balances held by it for account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Bank's Loans, or any other amount payable to such Bank hereunder, which is not paid when due (regardless of whether such balances are then due to the Company), in which case it shall promptly notify the Company and the Agent thereof, provided that such Bank's failure to give such notice shall not affect the validity thereof. If any Bank shall obtain payment of any principal of or interest on any Loan made by it to the Company under this Agreement through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest then due hereunder by the Company to such Bank than the percentage received by any other Banks, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Company agrees that any Bank so purchasing a participation (or direct interest) in the Loans made by other Banks (or in interest due thereon, as the case may be) may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.

                 4.06 Disposition of Proceeds. The Security Instruments contain an assignment unto and in favor of the Banks by the Company of all production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property, and the Security Instruments further provide in general for the application of such proceeds to the satisfaction of the indebtedness described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, however, and unless and until the Majority Banks direct the Agent to notify the Company that the Banks are requesting such proceeds to be delivered to the Agent, the Banks agree that they will not notify the purchaser or purchasers of such production nor will the Banks take any other action to cause such proceeds to be remitted to the Banks, but the Banks will instead permit such proceeds to be paid to the Company.

                 Section 5.  Yield Protection and Illegality.

                 5.01  Additional Costs.

                 (a) The Company shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate such Bank for any costs which it determines are attributable to its making or maintaining of any Eurodollar Loans hereunder or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Eurodollar Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or any Note in respect of any of such Eurodollar Loans (other than taxes imposed on the overall net income of such Bank or of its Applicable Lending Office for any of such Eurodollar Loans by the jurisdiction in which such Bank has its principal office or Applicable Lending Office); or (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements (other than the Reserve Requirement utilized in the determination of the Fixed Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Bank (including any of such Eurodollar Loans or any deposits referred to in the definition of "Fixed Base Rate" in Section
        1.02 hereof), or (iii) imposes any other condition affecting this Agreement or any Note (or any of such extensions of credit or liabilities). Each Bank will notify the Agent and the Company of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 5.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Loans of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, provided that such Bank shall have no obligation to so designate an Applicable Lending Office located in the United States. Each Bank will furnish the Company with a certificate setting forth the basis and amount of each request by such Bank for compensation under this Section 5.01(a). If any Bank requests compensation from the Company under this Section 5.01(a), the Company may, by notice to such Bank suspend the obligation of such Bank to make additional Loans of the type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

                 (b)      Without limiting the effect of the provisions of
        Section 5.01(a), in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Company, the obligation of such Bank to make additional Eurodollar Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section
        5.04 shall be applicable).

                 (c) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Company shall pay directly to any Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank or its parent or holding company for any costs which it determines are attributable to the maintenance by such Bank or its parent or holding company (or any Applicable Lending Office), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority following any Regulatory Change, of capital in respect of its Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank or its parent or holding company (or any Applicable Lending Office) to a level below that which such Bank or its parent or holding company (or any Applicable Lending Office) could have achieved but for such law, regulation, interpretation, directive or request). Such Bank will notify the Company that it is entitled to compensation pursuant to this Section 5.01(c) as promptly as practicable after it determines to request such compensation.

                 (d) Determinations and allocations by each Bank for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to Section 5.01(a) or (b), or of the effect of capital maintained pursuant to Section 5.01(c), on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

                 5.02 Limitation on Eurodollar Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Fixed Base Rate for any Interest Period:

                 (a) the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Fixed Base Rate" in Section 1.02 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or

                 (b) the Agent determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of "Fixed Base Rate" in Section 1.02 upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely to adequately cover the cost to the Banks of making or maintaining Eurodollar Loans;

then the Agent shall give the Company prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Eurodollar Loans.

                 5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Bank shall promptly notify the Company thereof and such Bank's obligation to make Eurodollar Loans shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 shall be applicable).

                 5.04  Base Rate Loans Pursuant to Sections 5.01, 5.02 and
5.03. If the obligation of any Bank to make Eurodollar Loans shall be suspended pursuant to Sections 5.01, 5.02 or 5.03 ("Affected Loans"), all Affected Loans which would otherwise be made by such Bank shall be made instead as Base Rate Loans (and, if an event referred to in Section 5.01(b) or Section
5.03 has occurred and such Bank so requests by notice to the Company, all Affected Loans of such Bank then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Bank in such notice) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Bank's Affected Loans shall be applied instead to its Base Rate Loans.

                 5.05 Compensation. The Company shall pay to each Bank upon request of such Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines are attributable to:

                 (a) any payment or conversion of a Eurodollar Loan properly made by such Bank for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10) on a date other than the last day of the Interest Period for such Loan; or

                 (b) any failure by the Company for any reason (including but not limited to, the failure of any of the conditions precedent specified in Section 6 to be satisfied) to borrow a Eurodollar Loan from such Bank on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank).

                 Section 6.  Conditions Precedent.

                 6.01 Initial Conditions. A condition to the effectiveness of this Agreement is the receipt by the Agent of the following documents and satisfaction of the other conditions provided in this Section 6.01 on or before the Effective Date, each of which shall be satisfactory to the Agent in form and substance:

                 (a) Certificate of HSR. A certificate of the Secretary or Assistant Secretary of HSR setting forth (i) resolutions of its board of directors authorizing the execution, delivery and performance by HSR of the Operative Documents to which it is a party; (ii) the officers of HSR specified in such Secretary's Certificate that are authorized to sign the Operative Documents to which it is a party, and, who, until replaced by another officer or officers duly authorized for that purpose, are authorized to act as its respective representative for the purposes of signing documents and giving notices and other communications in connection with the Operative Documents; and (iii) true and correct copies of its articles or certificate of incorporation and bylaws and all amendments thereto. The parties to the Operative Documents may conclusively rely on such certificate until the Agent (who shall promptly notify all other parties) receives notice in writing from HSR to the contrary.

                 (b) Certificate of Trustee. A certificate of the Secretary or Assistant Secretary of the Trustee acting in its capacity as trustee of the initial member of the Company, setting forth (i) resolutions of its board of directors authorizing the execution, delivery and performance by the Company of the Company Agreement and the other Operative Documents to which it is a party; (ii) the officers of the Trustee specified in such Secretary's Certificate that are authorized to sign the Company Agreement and the other Operative Documents to which it is a party and, who, until replaced by another officer or officers duly authorized for that purpose, are authorized to act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Operative Documents; and (iii) true and correct copies of articles or certificate of incorporation and the bylaws of the Trustee and all amendments thereto. The parties to this Agreement may conclusively rely on such certificate until the Agent (who shall promptly notify all other parties) receives notice in writing from the Trustee to the contrary.

                 (c) Certificates of Governmental Authorities. Certificates of the appropriate Governmental Authorities with respect to the existence, qualification and good standing of the Trustee in the State of Delaware, and of HSR and the Company in the States of Delaware and Colorado.

                 (d) Execution of Notes. The Notes payable to the Banks duly completed and executed.

                 (e) Execution and Delivery of Operative Documents. Each of the other Operative Documents by all parties thereto, duly completed and executed, including the Security Instruments listed on Exhibit D.

                 (f) Opinions. The following: (i) An opinion of Davis, Graham & Stubbs, counsel to HSR and the Company; and (ii) an opinion of Richards, Layton & Finger, special counsel to the Trustee.

                 (g) Evidence of Other Transactions. Evidence that the following transactions (which shall be in form and substance satisfactory to the Agent) shall be consummated contemporaneously with the funding of the Initial Loans: (i) the purchase by the Company of all Oil and Gas Properties evaluated by the Lenders in connection with the Agreement and the assignment of such Properties to the Company; and
        (ii) a capital contribution of $500 to the Company by its members.

                 (h) Recording. The Assignment and Security Instruments, which are to be recorded or filed to perfect the Banks' Lien, shall have been duly executed, delivered and recorded or filed in the appropriate offices and, to the fullest extent allowed by applicable law, all costs and taxes associated with such filing and recording shall have been paid or provided for by the Company. All Oil and Gas Properties of the Company shall have been adequately and accurately described in such Security Instruments.

                 (i) Insurance. A certificate of insurance for the Company.

                 (j) Consents. A waiver or consent by the banks under the HSR Credit Agreement to the extent necessary to permit the transaction contemplated by he Operative Documents.

                 (k) Hedging Agreements. The Company shall have entered Hedging Agreements covering such portion of its oil and gas production as are acceptable to the Majority Banks.

                 (l) Other items. Such other items as the Agent may reasonably request.

                 Section 6.02 Additional Conditions Precedent. The obligation of the Banks to fund the Initial Loans on the Effective Date is subject to the further conditions precedent that, as of the Closing Date: (i) no Default shall have occurred and be continuing; and (ii) the representations and warranties made in the Operative Documents shall be true on and as of the Closing Date.

                 Section 7. Representations and Warranties. The Company represents and warrants to the Banks that:

                 7.01 Existence. The Company: (a) is a limited liability company, duly organized, legally existing and, in good standing under the laws of the State of Delaware; (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

                 7.02 Financial Condition. Immediately before the funding of the Initial Loans and the granting of the Assignment, the Company has no assets or liabilities other than the equity contribution of $1,000,000 from its members.

                 7.03 Litigation. At the date of this Agreement there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Company, threatened against or affecting the Company.

                 7.04 No Breach. Neither the execution and delivery of the Operative Documents, nor compliance with the terms and provisions thereof will conflict with or result in a breach of, or require any consent under, the Company Agreement of the Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company, is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company, pursuant to the terms of any such agreement or instrument other than the Liens created by the Security Instruments and the Production Payment.

                 7.05 Action. The Company has all necessary power and authority to execute, deliver and perform its obligations under the Operative Documents to which it is a party; and the execution, delivery and performance by the Company, have been duly authorized by all necessary action on its part; and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with their terms.

                 7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company of the Operative Documents, or for the validity or enforceability thereof, except for the recording and filing of the Operative Documents as required by this Agreement.

                 7.07 Use of Loans. The proceeds of the Loan shall be used to refinance Debt assumed by the Company to acquire the Mortgaged Properties. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

                 7.08  ERISA.  The Company has no Plans.

                 7.09  Titles, etc.

                 (a) Except as set out in Schedules to the Purchase and Sale Agreement, the Company has good and defensible title to the Mortgaged Properties, free and clear of all Liens except Liens permitted by Section 9.02. Except as set forth in Schedules to the Purchase and Sale Agreement, after giving full effect to the Liens permitted by Section 9.02, the Company owns the net interests in production attributable to the lands and leases reflected in the most recent Reserve Report and the ownership of such Properties shall not in any material respect obligate the Company to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recent Reserve Report. Further, upon delivery of each subsequent Reserve Report the statements made in the preceding sentence shall be true with respect to such furnished Reserve Reports including the ownership of the units and wells set forth therein. All information contained in each Reserve Report is true and correct in all material respects as of the date thereof, except that the Company does not warrant quantity of reserves, rate of recovery, productive capacity, future prices or other similar matters that cannot be determined with certainty.

                 (b) All material assets and properties of the Company which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

                 7.10 No Material Misstatements. Except as qualified by this Agreement or the Schedules hereto or the Security Instruments, no written information, statement, exhibit, certificate, document or report furnished to the Agent by the Company in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in light of the circumstances in which made and with respect to the Company taken as a whole.


                 7.11 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                 7.12 Public Utility Holding Company Act. The Company is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 7.13 Location of Business and Offices. The Company's principal place of business and chief executive offices are located at the address stated on the signature page of this Agreement.

                 7.14 Environmental Matters. Except (i) as provided in Schedules to the Purchase and Sale Agreement, (ii) as would not have a Material Adverse Effect (or with respect to (c) , (d) , and (e) below, where the failure to take such actions would not have such a Material Adverse Effect) and (iii) as to the operations of any Person, with respect to formations in which the Company does not own an interest:

                 (a) No Properties owned by the Company nor the operations conducted thereon violate any Environmental Laws or order of any court or Governmental Authority with respect to Environmental Laws;

                 (b) Without limitation of clause (a) above, no Properties owned by the Company nor the operations currently conducted thereon or by any prior owner or operator of such Property or operation, are subject to any existing, pending or (to the knowledge of the Company) threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority with respect to Environmental Laws or to any remedial obligations under Environmental Laws;

                 (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Company, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed;

                 (d) All hazardous substances generated at any and all Property of the Company, have in the past been transported, treated and disposed of only by carriers maintaining valid permits under RCRA and any other Environmental Law and only at treatment, storage and disposal facilities maintaining valid permits under RCRA and any other Environmental Law, which carriers and facilities have been and are operating in compliance with such permits;

                 (e) The Company has taken all steps reasonably necessary to determine and has determined that no hazardous substances or solid waste have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on Property of the Company, except in compliance with Environmental Laws;

                 (f) The Company has no material contingent liability in connection with any release or threatened release of any hazardous substance or solid waste into the environment; and

                 (g) To the extent applicable, the Properties owned by the Company currently satisfy all design, operation and equipment requirements imposed by OPA or scheduled to be imposed by OPA during the term of the Loans to be provided by the Banks pursuant to this Agreement, and the Company has no reason to believe such Properties will not be able to maintain compliance with OPA requirements during the term of the Loans.

                 7.15 Defaults. The Company is not in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any agreement or other instrument to which the Company, is a party or by which the Company or any Subsidiary is bound. No Default hereunder has occurred and is continuing.

                 7.16 Compliance with the Law. The Company has not violated any Governmental Requirement nor failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

                 7.17  Contracts and Commitments.  Except as set forth in
                   Schedules to the Purchase and Sale Agreement:

                 (a) The Company is not a party to any contract or agreements other than the Operative Documents and other than entered into in the ordinary course of business in connection with its Oil and Gas Properties.

                 (b) There exist no agreements or arrangements for the sale, transportation, gathering, processing or refining of production from the Oil and Gas Properties of the Company (including without limitation, calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (i) those disclosed on Schedules to the Purchase and Sale Agreement; (ii) agreements or arrangements which are cancelable on 60 days' notice or less without penalty or detriment; and (iii) calls on, or other rights to purchase production which neither (i) individually, or in the aggregate, affect a material part of the production of oil or gas from the Oil and Gas Properties of the Company; nor (ii) grant an option to purchase production at a price other than a price that is the market price from time to time existing in the areas where such Oil and Gas Properties subject to such call (or other right to purchase) are located. Except as shown on Schedules to the Purchase and Sale Agreement, the Company is presently receiving a price for all production from (or attributable to) each of its Oil and Gas Properties covered by a production sales contract disclosed on Schedules to the Purchase and Sale

        Agreement, as computed in accordance with the terms of such contract, and deliveries of gas from such Oil and Gas Property subject to such a contract are not being curtailed substantially below such property's delivery capacity.

                 (c) As of the date of this Agreement, except as set forth on Schedules to the Purchase and Sale Agreement, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to any Oil and Gas Property of the Company, which would require the Company to deliver Hydrocarbons produced from its Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, and which would exceed $10,000 in the aggregate for the Company.

                 Section 8. Affirmative Covenants. The Company agrees that, until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Company hereunder:

                 8.01 Financial Statements. The Company shall deliver, or shall cause to be delivered, to the Agent with enough copies of each for the
Banks:

                 (a) As soon as available and in any event within 90 days after the end of each fiscal year of the Company, the audited statements of income, members' equity and cash flows of the Company for such fiscal year, and the related consolidated balance sheet of the Company as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Agent which opinion shall state that said financial statements fairly present the financial condition and results of operations of the Company as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP consistently followed throughout the period indicated except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a "going concern" or like qualification or exception.

                 (b) As soon as available and in any event within 45 days after the end of each fiscal quarterly period of each fiscal year of the Company, statements of income, members' equity and cash flows of the Company, for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheet as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said consolidated financial statements fairly present the financial condition and results of operations of the Company in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments).

                 (c) Promptly after the Company knows that any Default or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Company proposes to take with respect thereto.

                 (d) Prompt notice of receipt by the Company of any claim for taxes against the Company if the amount involved is more than $10,000.

                 (e) On or immediately before the date of payment of any Production Payment, a detailed calculation of such Production Payment in form satisfactory to the Agent.

                 (f) All reports, notices and other information received by the Company pursuant to the Operative Documents other than the Loan Documents.

                 (g) As soon as available but prior to December 31 of any year, a budget ("Budget") of all projected expenditures to be made for exploration, development, workovers, recompletions, deepenings and for other capital expenditures by the Company in the following calendar year; provided that for 1996 the Budget shall be delivered on or before April 30, 1996.

                 (h) On each Quarterly Date the Company shall deliver to the Banks a report showing in detail the cash revenues received for such quarter and the payments made as provided in Section 9.20.

                 (i) From time to time such other information regarding the business, affairs or financial condition of the Company as any Bank or the Agent may reasonably request.

                 8.02 Litigation. The Company shall promptly give to each Bank notice of all legal or arbitral proceedings, and of all proceedings before any Governmental Authority, to which the Company has knowledge affecting the Company.

                 8.03  Corporate Existence, Etc.

                 (a) The Company shall: preserve and maintain its existence and all of its material rights, privileges and franchises except for such as are released, surrendered or disposed of in the ordinary course of business and by such release, surrender or disposal does not cause a Material Adverse Effect; comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; permit representatives of any Bank or the Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, agents or representatives, all to the extent reasonably requested by such Bank or the Agent (as the case may be); keep insured by financially sound and reputable insurers all property of a character usually insured by persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such companies, and carry such other insurance as is usually carried by such companies; and from time to time at any Bank's request, promptly furnish or cause to be furnished to the Banks evidence, in form and substance satisfactory to the Majority Banks, of the maintenance of all insurance required to be maintained by this paragraph, including, but not limited to, such copies as any Bank may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments.

                 (b) The Company will at its own expense to do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties will be fully preserved and maintained, except to the extent a portion of such Oil and Gas Properties is no longer capable of producing Hydrocarbons in sufficient aggregate value to cover the direct cost of operating the well located on such Property; provided, that in no case shall abandonment occur due to curtailment of production or failure of it to operate such well in a prudent manner. The Company will promptly pay and discharge or cause to be paid and discharged all delay rentals, royalties, expenses and indebtedness accruing under, and perform or cause to be performed each and every act, matter or thing required by, each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and will do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Oil and Gas Properties may be abandoned for uneconomical production as provided above in this Section 8.03(b). The Company will operate its Oil and Gas Properties or cause or use its best efforts to cause such Oil and Gas Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

                 8.04  Reserve Reports.

                 (a) As soon as available and in any event within 90 days after each December 31 of each fiscal year of the Company commencing with December 31, 1995, the Company shall furnish to the Banks a report (the "Reserve Report") in form and substance satisfactory to the Majority Banks which may be prepared by or under the supervision of a qualified engineer who shall be an employee of HSR and certified by the chief engineer of HSR as to its truth and accuracy, which shall evaluate as of the end of such December 31 ("Reporting Date") the proved oil and gas reserves of the Company, and which shall, together with any other information reasonably requested by the Majority Banks, set forth the proved oil and gas reserves attributable to such Property as of such Reporting Date, together with a projection of the rate of production and net future income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with Securities and Exchange Commission reporting requirements at the time. The December 31 Reserve Report shall provide a list of the oil and/or gas wells evaluated in descending order of net discounted present value for each well evaluated. An independent petroleum consultant acceptable to the Majority Banks shall have reviewed or audited all of the top valued oil and/or gas wells on such list starting from the most valuable well on such list and evaluating all of the wells in descending order until such consultant shall have audited at least 85% of the net discounted present value of proved oil and gas reserves covered by such Reserve Report. The independent consultant shall certify that such Reserve Report shall have been prepared using customary engineering disciplines.

                 (b) With the delivery of each Reserve Report, the Company shall provide to the Banks, a certificate from the Responsible Officer of HSR that, to the best of his knowledge and in all material respects,
        (i) the information contained in the Reserve Report is true and correct; (ii) the Company owns good and defensible title to the Oil and Gas Properties evaluated by such Reserve Report ("Evaluated Properties") free of all Liens except for Liens permitted by Section
        9.02 and that the Agent has a first and prior Lien on all of the net discounted present value of the Evaluated Properties pursuant to the Security Instruments subject only to Liens permitted by Section 9.02;
        (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to the Evaluated Properties which would require the Company to deliver Hydrocarbons produced from the Evaluated Properties at some future time without then or thereafter receiving full payment therefor and which would exceed $10,000 in the aggregate for the Company; (iv) attached to the certificate is a list of all Persons disbursing proceeds to the Company from the Evaluated Properties; and
        (v) all of the Evaluated Properties are Mortgaged Properties.

                 8.05 Mortgaged Properties. The Company shall maintain a first priority Lien subject only to Liens permitted by Section 9.02 pursuant to Security Instruments securing the Indebtedness on all of its Oil and Gas Properties.

                 8.06 Further Assurances. The Company will promptly cure any defects in the creation and issuance of the Loan Documents. The Company at its expense will promptly execute and deliver to the Agent upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Company in the Loan Documents, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Loan Documents, or more fully state the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.

                 8.07 Performance of Obligations. The Company will pay the Notes according to the reading, tenor and effect thereof; and the Company will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Company under the Loan Documents, at the time or times and in the manner specified.

                 8.08 Hedging Arrangements. The Company shall at all times maintain Hedging Agreements satisfactory to the Majority Banks covering a quantity of its oil and gas production acceptable to the Banks.

                 8.09 Use of Cash Flow. On each Quarterly Date commencing on June 27, 1996 the Company shall use all cash revenues received by the Company from whatever source other than as agreed in connection with Section 29 transactions and exclusive of payments for production related taxes which may be paid when due ("Net Proceeds") to make payments in the following order and payments under any subsection may only be made if all preceding subsections have been satisfied in full:

                 (a) To scheduled payments of principal and accrued interest on the Notes.

                 (b) To all obligations due and owing under the Hedging Agreements permitted by Section 9.01(e).

                 (c) To all other amounts due and owing under the Loan Documents and the Hedging Agreements permitted by Section 9.01(e), including without limitation, for fees, expenses and indemnities.

                 (d) To the Management Fee due on such date and any unpaid Management Fees from prior periods.

                 (e) To scheduled expenditures for such period as set forth in the Budget to the extent expended in such period or prior periods and not previously paid.

                 (f) 100% of remaining Net Proceeds to a prepayment of the principal outstanding on the Notes until $2,000,000 of principal has been prepaid under this Section 8.09(f) in any 12-month period ending on the anniversary date of the Effective Date ("Payment Year").

                 (g)      (i)     50% of remaining Net Proceeds to payments on
                 the Production Payment but not to exceed $1,000,000 in any Payment Year.

                          (ii) 50% of remaining Net Proceeds, plus any amounts remaining under Section 8.09(g)(i) after the $1,000,000 has been paid to the Production Payment, to a prepayment of the principal outstanding on the Notes.

                 (h) To a payment on the Production Payment as provided by the terms of the Production Payment.

                 (i) To a prepayment of the principal and accrued interest outstanding on the Subordinated Note.

                 (j) The Company to retain any balance after all such payments.

                 Section 9. Negative Covenants. The Company agrees that until payment in full of Loans hereunder, all interest thereon and all other amounts payable by the Company hereunder, without the prior written consent of the Majority Banks:

                 9.01 Debt. The Company will not incur, create, assume or suffer to exist any Debt, except:

                 (a)      the Notes or other Indebtedness;

                 (b) Bonds or surety obligations required by government agencies in connection with the operation of Oil and Gas Properties;

                 (c)      obligations owing  to HSR under the Management
        Agreement;

                 (d)      the Production Payment; and

                 (e) obligations under Hedging Agreements with a Bank approved by the Majority Banks or such other party as approved by the Agent.

                 9.02 Liens. The Company will not create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

                 (a)      Liens securing the payment of any Indebtedness;

                 (b)      Liens securing Debt allowed by Section 9.01(e);

                 (c)      Excepted Liens; and

                 (d)      the Production Payment.

                 9.03 Investments, Loans and Advances. The Company will not make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

                 (a) accounts receivable arising out of the sale of Hydrocarbons in the ordinary course of business;

                 (b) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

                 (c) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard & Poors Corporation or Moody's Investors Service, Inc.;

                 (d) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any bank or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such Bank's or bank or trust company's most recent financial reports); and

                 (e) repurchase agreements of any commercial banks in the United States and Canada, if the commercial paper of such bank or of the bank holding company of which such bank is a wholly owned subsidiary is rated in the highest rating categories of Standard & Poors Corporation, Moody's Investors Service, Inc., or any other rating agency satisfactory to the Majority Banks, that are fully secured by securities described in Section 9.03(b).

                 9.04 Dividends, Distributions and Redemptions. The Company will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its membership units now or hereafter outstanding, return any capital to its members or make any distribution of its assets to its members.

                 9.05 Sales and Leasebacks. The Company will not enter into any arrangement, directly or indirectly, with any Person whereby the Company shall sell or transfer any Property, whether now owned or hereafter acquired, and whereby the Company shall then or thereafter rent or lease as lessee such Property or any part thereof.

                 9.06 Nature of Business. The Company will not allow any material change to be made in the character of its business.

                 9.07 Limitation on Leases. The Company will not create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal except for leases of Hydrocarbon Interests).

                 9.08 Mergers. The Company will not merge into or with or consolidate with any other Person.

                 9.09 Proceeds of Notes. The Company will not permit the proceeds of the Notes to be used for any purpose other than those permitted by
Section 7.07.

                 9.10  ERISA Compliance.  The Company will not maintain any
Plans.

                 9.11 Sale or Discount of Receivables. The Company shall not discount or sell with recourse, or sell for less than the market value thereof, any of its notes receivable or account receivable unless the Company determines in its reasonable judgment that such course of action is the only means of collection with respect to any such note receivable or account receivable and provided that such discounted receivables do not constitute a material portion of the Company's notes receivable or accounts receivable outstanding at such time. expense.

                 9.12 Sale of Oil and Gas Properties. Except for Hydrocarbons sold in the ordinary course of business as and when produced, the Company will not sell, assign, transfer, farm-out or convey any interest in any of its Properties, except pursuant to the Option.

                 9.13 Environmental Matters. The Company will not cause or permit or, if it or HSR is not the operator thereof, will use its best efforts to prevent the operator from causing or permitting any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws that would (individually or in the aggregate) have a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property. The Company will promptly notify the Agent in writing of any existing, pending or threatened (of which the Company has knowledge) action or investigation by any Governmental Authority in connection with any Environmental Laws, except for any such violations or remedial obligations (individually or in the aggregate) which would not have a Material Adverse Effect. The Company will or, if it or HSR is not the operator, will use its best efforts to cause the operator to establish and implement such procedures as may be necessary to continuously determine and assure that (i) no solid wastes are disposed of on any Property owned by the Company in quantities or locations that would require remedial action under any Environmental Laws in effect on the date of such action, (ii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iii) no hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment. The Company will or, if it or HSR is not the operator, will use its best efforts to cause the operator to not use any of its Property in a manner which will result in (i) the disposal of any solid waste on or to any such Property in quantities or locations that would require remedial action under any Environmental Laws in effect on the date of such action, (ii) a release of a hazardous substance on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, or (iii) the release of any hazardous substance on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment. The Company covenants and agrees to keep or cause all of its Property to be kept free of any hazardous waste or contaminants and to remove the same (or if removal is prohibited by law, to take whatever action is required by law) promptly upon discovery at its sole expense to the extent the failure to do so would have a Material Adverse Effect.

                 9.14 Subsidiaries and Partnerships. The Company shall not create or invest in any subsidiaries, partnerships or Persons, except for tax law partnerships which are not partnerships under state law, and as except as permitted in Section 9.03.

                 9.15 Hydrocarbon Sales Contract. The Company will not enter into any take-or-pay contracts for the sale of Hydrocarbons produced from its Oil and Gas Properties or warranty contracts for the sale of Hydrocarbons produced from any of its Oil and Gas Properties,

                 9.16 Public Announcements. Except to the extent required by Governmental Requirement, the Company will not make any public announcements and filings relating to this loan transaction which refer to any of the Banks without the prior written consent of the Banks (which approval shall not be unreasonably withheld).

                 9.17 Capital Expenditures. The Company will not make any capital expenditure, including, without limitation, for acquisition, exploration and development of Oil and Gas Properties in any year until the budget for that year delivered pursuant to Section 8.01(g) has been approved by the Majority Banks and therefore will not make any expenditures not set forth on such budget.

                 9.18 Operative Documents. The Company will not modify or amend the terms of the Operative Documents as in existence on the Closing Date without the consent of the Majority Banks.

                 9.19 Address. The Company will not change the location of its principal place of business or chief executive offices without giving the Banks at least 30 days written notice before such change.

                 9.20 Payments. The Company shall not make any payments to any Person other than as set forth in Section 8.09.

                 Section 10. Events of Default; Remedies. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

                 (a) The Company shall default in the payment or prepayment when due of any principal of or interest on any Loan or any fees or other amount payable by it hereunder or under any Security Instrument and such default shall continue unremedied for a period of 3 days; or

                 (b) The Company shall default in the payment when due of any principal of or interest on any of its other Debt in an amount in excess of $50,000.00; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

                 (c) Any representation, warranty or certification made or deemed made in any Operative Document by the Company or HSR or any certificate furnished to any Bank or the Agent pursuant to the provisions hereof or any other Operative Document shall prove to have been false or misleading as of the time made or furnished in any material respect and the factors which caused such representation, warranty or certification to have been false as of the time made or furnished, if correctable, shall not have been corrected to make such representation, warranty or certification true within 30 days of the earlier of (i) notice thereof to the Company and HSR by the Agent or any Bank (through the Agent) or (ii) such default otherwise becoming known to the Company or HSR; or

                 (d) The Company shall default in the performance of any covenant under Section 9 and, to the extent such default is curable, such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof to the Company by the Agent or any Bank (through the Agent) or (ii) such default otherwise becoming known to the Company; or

                 (e) The Company shall default in the performance of any of the other covenants in this Agreement, other than the covenants under Section 9 or the Company's obligation to make any payments or prepayments, and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof to the Company by the Agent or any Bank (through the Agent) or (ii) such default otherwise becoming known to the Company; or

                 (f) The Company shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

                 (g) The Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts,
        (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any action for the purpose of effecting any of the foregoing; or

                 (h) A proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or of all or any substantial part of its assets, or
        (iii) similar relief in respect of the Company under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against the Company shall be entered in an involuntary case under the Federal Bankruptcy Code; or

                 (i) A judgment or judgments for the payment of money in excess of $50,000.00 in the aggregate shall be rendered by a court or courts against the Company and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

                 (j) The Company shall incur or in the opinion of the Majority Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing);

                 (k) The Company or HSR shall default in the due observance or performance of any of the covenants or agreements contained in any Operative Document other than this Agreement, and such default continues unremedied beyond the expiration of the earlier of 30 days after the earlier of (A) notice thereof to the Company and HSR by the Agent or any Bank (through the Agent) or (B) such default otherwise becoming known to the Company or HSR; or

                 (l) Any Event of Default shall exist and be continuing as set forth in the HSR Credit Agreement or the HSR Credit Agreement shall cease to represent the principal bank facility of HSR.

                 (m) An Event of Default under any Hedging Agreement of the Company.

THEREUPON: (i) in the case of an Event of Default other than one referred to in clause (f), (g) or (h) of this Section 10, the Agent may and, upon request of the Majority Banks, shall, by notice to the Company, declare the principal amount then outstanding of and the accrued interest on the Loans and all other amounts payable by the Company hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Company; and (ii) in the case of the occurrence of an Event of Default referred to in clause (f), (g) or (h) of this Section 10, the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Company. All proceeds received after maturity of the Notes, whether by acceleration or otherwise shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second to accrued interest on the Notes pro rata in accordance with the amount of interest due and payable on the Notes; third to fees and other Indebtedness pro rata in accordance with the amounts owing; fourth to principal outstanding on the Notes pro rata in accordance with the respective unpaid amounts owing on the Notes; and last to the Company or as required by Governmental Requirements.

                 Section 11.  The Agent.

                 11.01 Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder with such powers as are specifically delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Instruments, and shall not by reason of this Agreement be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement and the Security Instruments, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note, any Security Instrument or any other document referred to or provided for herein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own negligence, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Agent.

                 11.02 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or the Security Instruments, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

                 11.03 Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or of fees) unless the Agent has received notice from a Bank or the Company specifying such Default and stating that such notice is a "Notice of Default." In the event, that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to Section 11.07) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks.

                 11.04 Rights as a Bank. With respect to its Commitments and the Loans made by it, The Chase Manhattan Bank, N.A. (and any successor acting as Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Chase Manhattan Bank, N.A. (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (any and of its affiliates) as if it were not acting as the Agent, and The Chase Manhattan Bank, N.A. and its affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

                 11.05 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 12.03, but without limiting the obligations of the Company under said Section 12.03 or any other indemnity provision contained in the Security Instruments), ratably in accordance with the aggregate principal amount of the Loans made by the Banks (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 12.03 but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents including any of the foregoing to the extent they arise from the negligence of the party to be indemnified, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

                 11.06 Non-Reliance on Agent and other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company (or any of its Affiliates) which may come into the possession of the Agent or any of its affiliates.

                 11.07 Failure to Act. Except for action expressly required of the Agent hereunder the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.

                 11.08 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Company and the Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

                 Section 12.  Miscellaneous.

                 12.01 Waiver. No failure on the part of the Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

                 12.02 Notices. All notices and other communications provided for herein and in the other Security Instruments (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Security Instruments) shall be given or made by telex, telecopy, telegraph, cable, courier or U.S. Mail or in writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or in the other Security Instruments; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Security Instruments, all such communications shall be deemed to have been duly given upon receipt.

                 12.03 Payment of Expenses, Indemnities, etc. The Company agrees to:

                 (a) whether or not the transactions hereby contemplated are consummated, pay all reasonable out- of-pocket expenses of the Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Agent and the Banks with respect thereto) of, and in connection with the negotiation, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, this Agreement, the Notes and the other Security Instruments and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and in the case of enforcement for any of the Banks); and promptly reimburse the Agent for all amounts expended, advanced or incurred by the Agent or the Banks to satisfy any obligation of the Company under this Agreement or any Security Instrument;

                 (b) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the Notes, Indebtedness and Security Instruments and save each Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and

                 (c) indemnify the Agent and each Bank, its officers, directors, employees, representatives, agents and affiliates from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action, and, in connection therewith, all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (collectively the "Indemnity Matters") which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) any actual or proposed use by the Company of the proceeds of any of the Loans, (ii) any other aspect of the Operative Documents, (iii) the operations of the business of the Company or (iv) the failure of the Company to comply with any Governmental Requirement including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and including all Indemnity Matters arising by reason of the negligence of any indemnitee, but excluding herefrom all Indemnity Matters arising solely by reason of claims between the Banks or any Bank and the Agent or a Bank shareholder against the Agent or Bank or solely by reason of the sole gross negligence or sole willful misconduct on the part of the Agent or a Bank; and

                 (d) indemnify and hold the Agent and each Bank, its officers, directors, employees, representatives, agents and affiliates harmless against, promptly to pay on demand or reimburse each of them with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses of any and every kind or nature whatsoever asserted against or incurred by any of them by reason of or arising out of or in any way related to (i) the breach of any representation or warranty as set forth herein regarding Environmental Laws, or (ii) the failure of the Company to perform any obligation herein required to be performed pursuant to Environmental Laws. The foregoing indemnity shall apply with respect to matters caused by or arising out of the negligence of the indemnitee but shall not apply with respect to matters caused by or arising out of the sole gross negligence or sole willful misconduct of the Agent and the Banks.

                 (e) In the case of any indemnification hereunder, the Agent or Bank, as appropriate shall give notice to the Company of any such claim or demand being made against the Agent or such Bank and the Company shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Company provides a defense, the indemnitee shall bear its own cost of defense unless there is a conflict between the Company and such indemnitee. The provisions of this paragraph shall survive the final payment of all Indebtedness and the termination of this Agreement and shall continue thereafter in full force and effect.

                 (f) No indemnitee may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an indemnitee proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitee at that time, including the maximum potential claims against the indemnitee to be indemnified pursuant to this Section 12.03.

                 (g) This Section 12.03 shall not apply to actions, suits, proceedings, investigations, demands, losses, liabilities, claims, damages, deficiencies, interest, judgments, costs or expenses arising from actions of the Agent or any Bank with respect to the Property of the Company after the foreclosure of the Lien on any such Property.

        The Company's obligations under this Section 12.03 shall survive any termination of this Agreement and the payment of the Notes.

                 12.04 Amendments, Etc. Any provision of this Agreement or any other Security Instruments may be amended, modified or waived with the Majority Banks' consent; provided that no amendment, modification or waiver which extends the maturity of the Loans, releases all or substantially all of the collateral, or reduces the interest rate applicable to the Loans shall be effective without the consent of all Banks.

                 12.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                 12.06  Assignments and Participations.

                 (a) The Company may not assign its rights or obligations hereunder or under the Notes without the prior consent of all of the Banks and the Agent.

                 (b) Any Bank may assign its rights and delegate its obligations hereunder to any Person, and further, may sell participations in, all or any part of the Notes, this Agreement or the other Security Instruments or its Commitments or any other interest herein or therein to another Person, in which event (i) in the case of an assignment, upon notice thereof by such Bank to the Company and the Agent and the consent of the Company, which consent shall not be unreasonably withheld, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were a Bank hereunder and thereunder, and further upon the assumption by such assignee of such Bank's obligations hereunder and thereunder and notice thereof by such Bank to the Company and the Agent and the consent of the Company, which consent shall not be unreasonably withheld, the Bank shall be fully released from its obligations hereunder and thereunder to the extent of such assumption, and (ii) in the case of a participation, the participant shall not have any rights under this Agreement, the Notes or any other Security Instrument (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Company under Section 5 shall be determined as if the Bank had not sold such participation.

                 (c) The Banks may furnish any information concerning the Company in the possession of the Banks from time to time to assignees and participants (including prospective assignees and participants).

                 (d) Each Bank will pay to the Agent $1,500 for each participation or assignment to another Person made by such Bank.

                 (e) Each assignee of a Bank allowed by Section 12.06(b) that completes and executes an Assignment Agreement substantially in the form of Exhibit C shall become a Bank for all purposes hereunder and under the other Security Instruments. The Company shall issue to each such Bank and the Assigning Bank a Note in the amount of its Loans then outstanding being assigned and replaced.

                 (f) Anything in this Section 12.06 to the contrary notwithstanding, any Bank may assign and pledge all or any of its Notes to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank. No such assignment and/or pledge shall release the assignee and/or pledging lender from its obligations hereunder.

                 (g) Notwithstanding any other provision of this Agreement or any other Security Instrument, neither the Company nor any of its Affiliates shall acquire any of the Notes unless the Company or such Affiliate acquires all the Notes in a single transaction.

                 12.07 Invalidity. In the event that any one or more of the provisions contained in the Notes, this Agreement or in any other Security Instrument shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Security Instrument.

                 12.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

                 12.09 References. The words "herein," "hereof," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section or shall be deemed to refer to the applicable Section or this Agreement unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

                 12.10 Survival. The obligations of the parties under Sections 5, 12.03, 12.04 and 12.15 shall survive the repayment of the Loans and the termination of the Commitments.

                 12.11 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

                 12.12 No Oral Agreements. This written Agreement, the Notes, and the other Security Instruments represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

                 12.13  Governing Law; Submission to Jurisdiction.

                 (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                 (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE OTHER SECURITY INSTRUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NONEXCLUSIVE AND DOES NOT PRECLUDE THE AGENT OR ANY BANK FROM OBTAINING JURISDICTION OVER THE COMPANY IN ANY COURT OTHERWISE HAVING JURISDICTION.

                 (c) NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY BANK OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

                 (d) EACH OF THE COMPANY AND EACH BANK HEREBY (A) IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (B) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (C) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER SECURITY INSTRUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

                 12.14 Interest. It is the intention of the parties hereto that each Bank shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Bank under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Bank notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in the Notes, this Agreement or in any other Security Instrument or agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Bank that is contracted for, taken, reserved, charged or received by such Bank under the Notes, this Agreement or under any of the other aforesaid Security Instruments or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Bank to the Company); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Bank as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Bank to the Company). All sums paid or agreed to be paid to any Bank for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Bank, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Bank on any date shall be computed at the Highest Lawful Rate applicable to such Bank pursuant to this Section 12.14 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Bank would be less than the amount of interest payable to such Bank computed at the Highest Lawful Rate applicable to such Bank, then the amount of interest payable to such Bank in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Bank until the total amount of interest payable to such Bank shall equal the total amount of interest which would have been payable to such Bank if the total amount of interest had been computed without giving effect to this Section.

                 12.15 Confidentiality. In the event that the Company or HSR provides to the Agent or the Banks written confidential information belonging to the Company or HSR, if the Company or HSR shall denominate such information in writing as "confidential", the Agent and the Banks shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without the Agent or the Banks breaching their obligation of confidence to the Company or HSR, (iii) are previously known by the Agent or the Banks from some source other than the Company or HSR,
(iv) are hereafter developed by the Agent or the Banks without using the Company's or HSR's information, (v) are hereafter obtained by the Agent or the Banks from a third party who owes no obligation of confidence to the Company or HSR with respect to such information, (vi) must be disclosed to persons regulating the activities of the Agent or the Banks to the extent of disclosure to such persons, or (vii) as may be required by law or regulation or order of any court or governmental authority in any judicial, arbitration or governmental proceeding. Further, the Agent or a Bank may disclose any such information to any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement, or any assignee, or participant in the Loan; provided, however, that the Agent or Bank imposes on the Person to whom such information is disclosed the same obligation to maintain the confidentiality of such information as is imposed upon it hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the termination date of the Agreement. Each of the Company and HSR, by executing the Management Agreement, waives any and all other rights it may have to enforce any obligations of confidentiality on the Agent and the Banks arising by contract, agreement, statute or law except as expressly stated in this Section.

                 12.16 Publicity. The Agent and the Banks shall consult with, and obtain the approval of, the Company and HSR prior to issuing any press releases or tombstone advertisements with respect to entering into this Agreement, but as to any other publicity concerning the relationship with the Company and HSR, the Agent and the Banks shall not need the prior approval of the Company, provided Section 12.15 has been complied with in connection with such publicity.

                 12.17 Copies. When the Company is to provide a copy of any report or notice to the Agent under this Agreement or any Security Instrument, it shall also provide enough copies of such report or notice to the Agent for the Agent to provide a copy to each Bank.

                 12.18 No Recourse to Trustee. It is expressly understood and agreed by the parties that (a) this Agreement and the other Operative Documents to which the Trustee is a party are executed and delivered by Wilmington, not individually or personally, but solely as trustee of the Trust under the Declaration of Trust of such Trust in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trustee is made and intended not as personal representations, undertakings and agreements by Wilmington, but is made and intended solely for the purpose of binding the estate of the Trust,
(c) nothing herein contained shall be construed as creating any liability on Wilmington, individually or personally, to perform any covenant, either expressed or implied herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington be personally liable for the payment of any amount due under the Notes or the expenses of the Trustee or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust or the Trustee under this Agreement or the other Operative Documents, except for its own willful misconduct or gross negligence.





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
                 The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              WATTENBERG RESOURCES LAND, L.L.C.

                              /s/ DAVID G. STOLFA
                              By its Manager, David G. Stolfa




                              Address:         3300 South Columbia Circle
                                               Englewood, Colorado  80110

                              Telecopier No.: (303) 762-9992
                              Telephone No.:  (303) 762-9990

                                THE CHASE MANHATTAN BANK, N.A.,
                                individually and as Agent


                                By: /s/ RICHARD F. BETZ
                                Name:   Richard F. Betz
                                Title:  Vice President

                                Address for Notices and Lending Office:
                                The Chase Manhattan Bank, N.A.
                                1 Chase Manhattan Plaza
                                New York, New York 10005

                                Telecopier No.: (212) 552-1687
                                Telephone No.:  (212) 552-4755
                                Attention: Global Energy Group






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